UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2006

Avigen, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-28272	13-3647113

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Alameda, California		94502
(Address of principal executive offices)		(Zip Code)

(510) 7487150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

          On June 12, 2006, Avigen, Inc. announced that it had received approval to initiate a Phase IIa exploratory therapeutic clinical trial with AV411 (ibudilast) at the Royal Adelaide Hospital in Adelaide, Australia to assess safety, tolerability and preliminary indication of efficacy in neuropathic pain patients. The Phase IIa trial is a placebo-controlled, double-blinded study primarily in patients suffering from diabetic neuropathy.  This dose-escalating trial is also designed to generate data to support a larger U.S. clinical trial which Avigen currently anticipates will be initiated in 2007.

          On June 22, 2006, Avigen announced it was given approval from the U.S. Food and Drug Administration to commence its initial clinical trial of AV650. AV650 is a New Chemical Entity (NCE) in the U.S. The initial clinical trial will be a Phase I study to assess the safety and pharmacokinetic profile, as well as AV650’s lack of sedation in normal volunteers. Avigen plans to initiate clinical development in the second half of 2006.  AV650 is being developed in the North American market for the treatment of disabling neuromuscular spasticity and spasm under a license and supply agreement with Sanochemia Pharmazeutika AG. AV650 is an orally administered centrally acting small molecule marketed for the treatment of neuromuscular spasticity and spasm in Europe and Asia.

          The statements above regarding Avigen’s anticipated timing for commencing clinical trials are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected in that statement. These risks and uncertainties include, among others, the fact that  development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the delays or cancellation of anticipated clinical trials and/or the expenditure of a significant amount of time and resources with no marketable product resulting from the effort.  Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s quarterly report on Form 10-Q for the period ended March 31, 2006, under the caption “Risk Factors” in Item 1A of Part II of that report, which was filed with the SEC on May 9, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2006	By:	/s/ M. Christina Thomson

M. Christina Thomson
Vice President, Corporate Counsel and Secretary